FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-05

Subject: **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2022-C17

NEW ISSUE CMBS: BBCMS 2022-C17

$803.190MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS, SOCIÉTÉ GÉNÉRALE, BMO CAPITAL MARKETS,
KEYBANC CAPITAL MARKETS, UBS SECURITIES LLC

CO-MANAGERS:	DREXEL HAMILTON, BANCROFT CAPITAL, LLC

RATING AGENCIES:	MOODY’S, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAILABLE
CLASS	(M/F/K)	SIZE ($MM)*	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	8.880	30.000%	2.86	37.7%	17.0%
A-2	Aaa/AAA/AAA	65.836	30.000%	4.89	37.7%	17.0%
A-3	Aaa/AAA/AAA	26.243	30.000%	6.89	37.7%	17.0%
A-4**	Aaa/AAA/AAA	241.910	30.000%	9.72	37.7%	17.0%
A-5**	Aaa/AAA/AAA	252.844	30.000%	9.84	37.7%	17.0%
A-SB	Aaa/AAA/AAA	17.287	30.000%	7.41	37.7%	17.0%
A-S	Aa2/AAA/AAA	83.192	20.500%	9.94	42.9%	15.0%
B	NR/AA-/AA-	44.880	15.375%	9.94	45.6%	14.1%
C	NR/A-/A-	36.123	11.250%	9.94	47.8%	13.4%
*	AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION
**	A-4 AND A-5 AVAILABLE SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

       A-4:      0.000 – 241.910

       A-5: 252.844 – 494.754

*TRANSACTION SUMMARY*

- POOL BALANCE:	$905,003,064
- NUMBER OF LOANS:	53
- NUMBER OF PROPS:	119
- WA CUT-OFF LTV:	53.9%
- WA MATURITY LTV:	52.1%
- WA U/W NCF DSCR:	1.92x
- WA U/W NOI DY:	11.9%
- WA MORTGAGE RATE:	5.55571%
- TOP 10 LOANS %:	42.3%
- WA REM TERM:	112 MONTHS

- TOP 5 PROP TYPES:	OFFICE (24.0%), RETAIL (23.6%), HOSPITALITY (14.3%),
INDUSTRIAL (12.3%), MULTIFAMILY (9.8%)

- TOP 5 STATES:	NY (18.4%), FL (12.7%), TX (8.7%), CA (8.1%), AL (6.2%)

*DEAL PARTIES*
- MASTER SERVICER:	KEYBANK N.A.
- SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP; KEYBANK N.A.
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
- DIRECTING HOLDER:	ARGENTIC SECURITIES INCOME USA 2 LLC (OR AFFILIATE)
- TRUSTEE:	WILMINGTON TRUST, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	THURSDAY AUGUST 11, 2022
- 3RD PARTY SYSTEMS:	TODAY
- PRE-SALE REPORTS:	TODAY
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- PRICING:	WEEK OF AUGUST 15, 2022
- SETTLEMENT:	ON OR ABOUT THURSDAY SEPTEMBER 8, 2022

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

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